Exhibit 99.1

www.lilly.com	Eli Lilly and Company Lilly Corporate Center Indianapolis, Indiana 46285 U.S.A.

Date: October 20, 2011

For Release: Immediately

Refer to:     (317) 276-5795 – Mark E. Taylor (Media)

 (317) 655-6874 – Philip Johnson (Investors)

Lilly Reports Third-Quarter 2011 Results

•	Third-quarter 2011 revenue grew 9 percent to $6.148 billion due to increased demand for several key brands and favorable exchange rates.

•	Revenue for Cymbalta, Humalog, Forteo, Strattera, Cialis and Alimta all grew in double-digits, with strong growth also seen in Animal Health, Japan and China.

•	Q3 operating expense growth was driven primarily by marketing efforts to support new launches, investments in research and development, and exchange rates.

•	Clinical pipeline now contains 66 potential new medicines, including 10 in Phase III.

•	Company delivered third quarter earnings per share of $1.11 (reported), or $1.13 (non-GAAP).

•	2011 earnings per share guidance range revised to $3.89 - $3.94 (reported), or $4.30 – $4.35 (non-GAAP).

Eli Lilly and Company (NYSE: LLY) today announced financial results for the third quarter of 2011.

$ in millions, except per share data	Third Quarter		%
	2011	2010	Growth
Total Revenue – Reported	$6,147.9	$5,654.8	9%
Net Income – Reported	1,236.3	1,302.9	(5)%
EPS – Reported	1.11	1.18	(6)%

Net Income – non-GAAP	1,253.8	1,341.4	(7)%
EPS – non-GAAP	1.13	1.21	(7)%

Financial results for 2011 and 2010 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the period. Non-GAAP results exclude the items described in the reconciliation tables. The non-GAAP results are presented in order to provide additional insights into the underlying trends in the company’s business. The company’s 2011 financial guidance is also being provided on both a reported and a non-GAAP basis.

“In the third quarter Lilly continued to drive revenue growth for many key brands, including Cymbalta, Humalog, Forteo and Strattera, with strong growth also seen in animal health, Japan and China. This growth offset the continued erosion of Gemzar sales due to generic competition,” said John C. Lechleiter, Ph.D., Lilly’s chairman, president and chief executive officer. “As we face the loss of patent exclusivity for Zyprexa in most major markets, we are well-prepared as a company to meet the challenges before us. We remain committed to our innovation-based strategy and are focused on delivering the next wave of new medicines to patients in the coming years.”

Key Events Over the Last Three Months

•

The European Commission granted marketing authorization for Trajenta® for the treatment of adults with type 2 diabetes. The company and its partner Boehringer Ingelheim have recently begun launching Trajenta in the European Union, beginning with the United Kingdom.

•

The U.S. Food and Drug Administration (FDA) approved Cialis® tablets for once daily use for the treatment of men who have both erectile dysfunction and the signs and symptoms of benign prostatic hyperplasia (ED+BPH). The FDA also approved Cialis for once daily use for a separate indication for the treatment of the signs and symptoms of BPH.

•

The European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP) issued a positive opinion for the use of Alimta® as continuation maintenance therapy in patients with advanced nonsquamous non-small cell lung cancer (NSCLC).

•

The U.S. Court of Appeals for the Federal Circuit overturned a prior ruling by the U.S. District Court for the District of New Jersey and upheld the validity of the company’s method-of-use patent on Strattera®. The method-of-use patent provides protection for Strattera through May of 2017.

•

The company, along with its partners Amylin Pharmaceuticals, Inc. and Alkermes, Inc., submitted a reply to a complete response letter issued in October 2010 by FDA regarding Bydureon™, an investigational medication for type 2 diabetes. The FDA has assigned a new Prescription Drug User Fee Act (PDUFA) action date of January 28, 2012.

•

The company submitted its reply to a complete response letter by FDA regarding Amyvid™, a molecular Positron Emission Tomography (PET) imaging agent under investigation for the detection of beta-amyloid plaque in the brains of living patients.

•

The America Invents Act was signed into law, aligning new U.S. patent laws more closely with those from other countries and improving the global competiveness of U.S. innovator companies such as Lilly. The law will provide new advantages for U.S. inventors by streamlining the application process and addressing the backlog of current applications. This new law, which transitions the U.S. from a “first-to-invent” to a “first-inventor-to-file” system, is the most significant overhaul of the U.S. patent system in 175 years.

Third-Quarter Reported Results

In the third quarter of 2011, worldwide total revenue was $6.148 billion, an increase of 9 percent compared with the third quarter of 2010. This 9 percent revenue growth was comprised of increases of 4 percent in volume and 4 percent due to the impact of foreign exchange rates. Price had a negligible impact on revenue growth, reflecting the loss of U.S. patent exclusivity for Gemzar® in November 2010. Total revenue in the U.S. increased 4 percent to $3.273 billion due to higher prices and increased volume. Total revenue outside the U.S. increased 15 percent to $2.874 billion due to the positive impact of foreign exchange rates and increased volume. Third-quarter 2011 total revenue was reduced by approximately $130 million due to the impact of U.S. health care reform.

Gross margin increased 3.1 percent to $4.810 billion in the third quarter of 2011. Gross margin as a percent of total revenue was 78.2 percent, reflecting a decrease of 4.3 percentage points compared with the third quarter of 2010. The decrease in gross margin percent was due primarily to the impact of foreign exchange rates on inventories sold during the quarter.

Total operating expense, defined as the sum of research and development, marketing, selling and administrative expenses, increased 10 percent compared with the third quarter of 2010. Marketing, selling and administrative expenses increased 13 percent to $1.918 billion. Research and development expenses increased 5 percent to $1.281 billion, or 20.8 percent of total revenue. Total operating expense growth was driven by the recently-announced diabetes collaboration with Boehringer Ingelheim, including late-stage clinical trial costs, as well as the effect of foreign exchange rates. In addition, approximately $45 million of the increase in operating expense was due to the mandatory pharmaceutical manufacturers fee associated with U.S. health care reform.

In the third quarter of 2011, the company recognized a charge of $25.2 million for restructuring primarily related to severance costs from previously announced strategic actions that the company is taking to reduce its cost structure and global workforce. In the third quarter of 2010, the company recognized restructuring charges of $59.5 million, primarily related to the previously announced strategic actions.

Operating income in the third quarter of 2011 was $1.586 billion, a decrease of 6 percent compared to the third quarter of 2010, due primarily to lower gross margin percent and increased marketing, selling and administrative expenses.

Other income (expense) was a net expense of $83.4 million, compared to net expense of $21.7 million in the third quarter of 2010. The increase in third quarter 2011 expense was driven primarily by the partial impairment of an acquired in-process research and development asset related to Amyvid.

The effective tax rate was 17.7 percent in the third quarter of 2011, compared with an effective tax rate of 22.0 percent in the third quarter of 2010. The largest driver of the decrease in the effective tax rate was the recognition of a $45.4 million discrete benefit primarily as a result of the resolution of the IRS audit of the company’s 2007 federal income tax return. For the full year 2011, the company expects the effective tax rate to be approximately 19.5 percent.

Net income and earnings per share decreased to $1.236 billion and $1.11, respectively, compared with third-quarter 2010 net income of $1.303 billion and earnings per share of $1.18. The decreases in net income and earnings per share were primarily driven by lower operating income and higher other expense, partially offset by a lower effective tax rate.

Third-Quarter 2011 non-GAAP Results

Operating income decreased 8 percent to $1.611 billion, due to lower gross margin percent and increased marketing, selling and administrative expenses. Net income decreased 7 percent to $1.254 billion, while earnings per share decreased 7 percent to $1.13. These decreases were primarily driven by lower operating income and higher other expense, partially offset by a lower net effective tax rate. Excluding the impact of changes in foreign exchange rates, earnings per share would have decreased approximately 1 percent.

For purposes of non-GAAP reporting, items totaling $.02 and $.03 per share in the third quarters of 2011 and 2010, respectively, have been excluded. For further detail, see the reconciliation below as well as the footnotes to the non-GAAP income statement later in this press release.

	Third Quarter
	2011	2010	% Growth
Earnings per share (reported)	$1.11	$1.18	(6)%
Restructuring charges	.02	.03

Earnings per share (non-GAAP)	$1.13	$1.21	(7)%

Year-to-Date Results

For the first nine months of 2011, worldwide total revenue was $18.240 billion, an increase of 8 percent compared with the same period in 2010. Reported net income and earnings per share were $3.489 billion and $3.13, respectively. Net income and earnings per share, on a non-GAAP basis, were $3.945 billion and $3.54, respectively.

For purposes of non-GAAP reporting, items totaling $.41 per share for the first nine months of 2011 and $.10 per share for the first nine months of 2010 have been excluded. For further detail, see the reconciliation below as well as the footnotes to the non-GAAP income statement later in this press release.

	Year-to-date
	2011	2010	% Growth
Earnings per share (reported)	$3.13	$3.53	(11)%
In-process research and development charges associated with Boehringer Ingelheim collaboration (2011) and Acrux licensing agreement (2010)	.23	.03
Restructuring charges	.18	.07

Earnings per share (non-GAAP)	$3.54	$3.63	(2)%

U.S. Health Care Reform Impact

U.S. health care reform reduced earnings per share in the third quarters of 2011 and 2010 by approximately $.13 and $.02 per share, respectively, on both a reported and non-GAAP basis. U.S. health care reform reduced earnings per share in the first nine months of 2011 and 2010 by approximately $.35 and $.19 per share, respectively, on both a reported and non-GAAP basis. For the first nine months of 2011, U.S. health care reform reduced revenue by approximately $330 million due to higher rebates and subsidies, and increased administrative expenses by approximately $135 million related to the mandatory pharmaceutical manufacturers fee. For the first nine months of 2010, U.S. health care reform reduced revenue by approximately $160 million due to higher rebates, and increased tax expense by $85 million due to the imposition of tax on the prescription drug subsidy of the company’s retiree health plan.

Revenue Highlights – Reported

(Dollars in millions)	Third Quarter		% Change Over/(Under)	Year-to-Date		% Change Over/(Under)
	2011	2010	2010	2011	2010	2010
Zyprexa®	$1,182.3	$1,212.7	(3)%	$3,872.4	$3,690.6	5%
Cymbalta®	1,068.6	825.3	29%	2,980.8	2,496.2	19%
Alimta	629.7	560.3	12%	1,823.0	1,639.5	11%
Humalog®	593.2	494.0	20%	1,705.5	1,505.1	13%
Cialis	469.8	406.5	16%	1,381.4	1,233.5	12%
Humulin®	301.5	278.0	8%	903.2	801.0	13%
Evista®	270.1	256.8	5%	799.7	757.9	6%
Forteo®	240.3	199.7	20%	687.3	603.8	14%
Strattera	153.2	127.9	20%	449.5	421.3	7%
Gemzar	91.0	324.6	(72)%	359.5	905.8	(60)%
Animal Health	451.0	353.2	28%	1,210.4	967.0	25%
Total Revenue	$6,147.9	$5,654.8	9%	$18,239.9	$16,889.0	8%

Zyprexa

In the third quarter of 2011, Zyprexa sales totaled $1.182 billion, a decrease of 3 percent compared with the third quarter of 2010. U.S. sales of Zyprexa decreased 7 percent to $563.2 million, driven by lower volume, partially offset by higher net effective selling prices. Zyprexa sales in international markets increased 2 percent, to $619.1 million, driven primarily by the favorable impact of foreign exchange rates, partially offset by lower prices and lower volume. The company lost patent exclusivity for Zyprexa in most of Europe in September 2011 and will lose exclusivity in the U.S. on October 23, 2011. While it is difficult to predict the precise timing and magnitude of the impact on Zyprexa sales, the company expects the introduction of generics to result in a rapid and severe decline in Zyprexa sales.

Cymbalta

For the third quarter of 2011, Cymbalta generated $1.069 billion in revenue, an increase of 29 percent compared with the third quarter of 2010. U.S. sales of Cymbalta increased 26 percent, to $809.5 million, driven by increased prices and higher demand. Revenue outside the U.S. was $259.1 million, an increase of 42 percent, driven primarily by higher demand in international markets and, to a lesser extent, the favorable impact of foreign exchange rates.

Alimta

For the third quarter of 2011, Alimta generated sales of $629.7 million, an increase of 12 percent compared with the third quarter of 2010. U.S. sales of Alimta increased 5 percent, to $258.9 million, driven by increased demand. Sales outside the U.S. increased 18 percent, to $370.8 million, due to the favorable impact of foreign exchange rates, as well as increased demand.

Humalog

For the third quarter of 2011, worldwide Humalog sales increased 20 percent, to $593.2 million. Sales in the U.S. increased 20 percent to $345.5 million, driven by increased demand and, to a lesser extent higher prices. Sales outside the U.S. increased 21 percent to $247.7 million, due to the favorable impact of foreign exchange rates, as well as increased demand.

Cialis

Cialis sales for the third quarter of 2011 increased 16 percent to $469.8 million. U.S. sales of Cialis were $168.2 million in the third quarter, a 10 percent increase compared with the third quarter of 2010, driven primarily by higher prices. Sales of Cialis outside the U.S. increased 19 percent, to

$301.6 million, driven by the favorable impact of foreign exchange rates and, to a lesser extent higher prices and increased demand.

Humulin

Worldwide Humulin sales increased 8 percent in the third quarter of 2011, to $301.5 million. U.S. sales increased 18 percent to $142.6 million, driven primarily by higher prices for Humulin, as well as increased demand for Humulin® ReliOn®. Sales outside the U.S. increased 1 percent, to $158.9 million, driven by the favorable impact of foreign exchange rates, offset by lower prices.

Evista

Evista sales were $270.1 million in the third quarter of 2011, a 5 percent increase compared with the third quarter of 2010. U.S. sales of Evista increased 6 percent to $176.8 million, driven by higher prices, partially offset by lower volume. Sales outside the U.S. increased 3 percent to $93.3 million, driven by the favorable impact of foreign exchange rates, partially offset by lower prices.

Forteo

Third-quarter sales of Forteo were $240.3 million, a 20 percent increase compared with the third quarter of 2010. U.S. sales of Forteo decreased 7 percent to $110.4 million due to decreased demand. Sales outside the U.S. increased 60 percent, to $129.9 million, due primarily to increased demand resulting from the recent launch in Japan, and, to a lesser extent, the favorable impact of foreign exchange rates.

Strattera

During the third quarter of 2011, Strattera generated $153.2 million of sales, an increase of 20 percent compared with the third quarter of 2010. U.S. sales increased 13 percent to $96.3 million, due to higher prices and increased volume. Sales outside the U.S. increased 33 percent, to $56.8 million, driven primarily by higher demand in international markets including Japan and, to a lesser extent the favorable impact of foreign exchange rates.

Gemzar

Gemzar sales totaled $91.0 million in the third quarter of 2011, a decrease of 72 percent from the third quarter of 2010 due to generic competition in most major markets.

Erbitux®

Lilly recognizes net royalties received from its Erbitux collaboration partners and revenue from manufactured product sold to these partners. For the third quarter of 2011, Lilly recognized total revenue of $97.2 million for Erbitux, an increase of 2 percent from the third quarter of 2010.

Exenatide (Byetta® and Bydureon)

Lilly recognizes in revenue its 50 percent share of Byetta’s gross margin in the U.S., 100 percent of Byetta and Bydureon sales outside the U.S., and its sales of Byetta pen delivery devices to its partner, Amylin Pharmaceuticals. For the third quarter of 2011, Lilly recognized total exenatide revenue of $106.7 million, an increase of 4 percent.

Worldwide exenatide sales were $171.0 million in the third quarter of 2011, a 1 percent increase compared with the third quarter of 2010. U.S. sales of Byetta decreased 3 percent to $128.1 million compared with the third quarter of 2010 due to competitive pressures, while sales of Byetta and Bydureon outside the U.S. increased 18 percent to $42.9 million.

Effient®

Effient sales were $83.5 million in the third quarter of 2011, up from $71.7 million in the second quarter of 2011 due to increased demand. U.S. Effient sales were $61.4 million. Sales outside the U.S. were $22.1 million.

Animal Health

Worldwide sales of animal health products in the third quarter of 2011 were $451.0 million, an increase of 28 percent compared with the third quarter of 2010. U.S. sales grew 20 percent, to $237.9 million, due to increased demand for food animal products and the recent U.S. launch of TrifexisTM. Sales outside the U.S. increased 37 percent, to $213.2 million, driven by the impact of the acquisition of certain Janssen and Pfizer animal health assets in Europe, and to a lesser extent the favorable impact of foreign exchange rates and increased demand.

2011 Financial Guidance

The company has updated certain elements of its 2011 financial guidance. The company has narrowed its full-year 2011 non-GAAP earnings per share guidance to a range of $4.30 to $4.35 per share. On a reported basis, the company now expects full-year 2011 earnings per share to be in the range of $3.89 to $3.94. Earnings per share guidance excludes potential future restructuring charges.

2011 Earnings Per Share Expectations:

	2011 Expectations	2010 Results	% Growth
Earnings per share (reported)	$3.89 to $3.94	$4.58	(14)% to (15)%
In-process research and development charges associated with Boehringer Ingelheim collaboration (2011) and Acrux licensing agreement (2010)	.23	.03
Asset impairments and restructuring charges	.18	.13

Earnings per share (non-GAAP)	$4.30 to $4.35	$4.74	(8)% to (9)%

The company still expects total revenue to grow in the mid-single digits. The company still anticipates that the impact of U.S. health care reform will lower 2011 revenue by $400 million to $500 million. 2011 revenue guidance assumes rapid and severe erosion of global Zyprexa sales after patent expirations in major markets, including the U.S. starting in October 2011, and the continued erosion of U.S. Gemzar sales. The company expects these reductions in revenue to be offset by sales growth of Alimta, Cialis, Cymbalta, Effient, Humalog and animal health products.

The company still anticipates that gross margin as a percent of revenue will decline between 2 and 3 percentage points.

Marketing, selling and administrative expenses are still projected to grow in the high-single digits and still include an estimated $150 million to $200 million in non-tax deductible expense for the mandatory pharmaceutical manufacturers fee associated with U.S. health care reform. Research and development expense growth is still projected to be in the low single digits.

Other income is now expected to be a net expense of between $175 million and $225 million.

The tax rate is now expected to be approximately 20 percent on a non-GAAP basis and approximately 19.5 percent on a reported basis.

Cash flows are still expected to be sufficient to fund capital expenditures that are now expected to be approximately $700 million, as well as anticipated business development activity and the company’s dividend.

Webcast of Conference Call

As previously announced, investors and the general public can access a live webcast of the third-quarter 2011 financial results conference call through a link on Lilly’s website at www.investor.lilly.com. The conference call will be held today from 9:00 a.m. to 10:00 a.m. Eastern Daylight Time (EDT) and will be available for replay via the website through November 18, 2011.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers – through medicines and information – for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com; Lilly’s clinical trial registry is available at www.lillytrials.com.

F-LLY

This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. Pharmaceutical products can develop unexpected safety or efficacy concerns. The company’s results may also be affected by such factors as competitive developments affecting current products; market uptake of recently-launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; issues with product supply; regulatory changes or other developments; regulatory compliance problems or government investigations; patent disputes; changes in patent law or regulations related to data-package exclusivity; other litigation involving current or future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform; changes in tax law; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that affect the company’s business, please see the company’s latest Form 10-Q and Form 10-K filed with the U.S. Securities and Exchange Commission. The company undertakes no duty to update forward-looking statements.

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Alimta® (pemetrexed, Lilly)

AmyvidTM (florbetapir, Lilly)

Byetta® (exenatide injection, Amylin Pharmaceuticals)

Bydureon™ (exenatide for extended-release injectable suspension, Amylin Pharmaceuticals)

Cialis® (tadalafil, Lilly)

Cymbalta® (duloxetine hydrochloride, Lilly)

Effient® (prasugrel, Lilly)

Erbitux® (cetuximab, ImClone Systems, Lilly)

Evista® (raloxifene hydrochloride, Lilly)

Forteo® (teriparatide of recombinant DNA origin injection, Lilly)

Gemzar® (gemcitabine hydrochloride, Lilly)

Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)

Humulin® (human insulin of recombinant DNA origin, Lilly)

Strattera® (atomoxetine hydrochloride, Lilly)

Trajenta® (linagliptin, Boehringer Ingelheim)

Trifexis™ (spinosad + milbemycin oxime, Lilly)

Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company Employment Information

	September 30, 2011	December 31, 2010

Worldwide Employees	38,380	38,350

Eli Lilly and Company Operating Results (Unaudited) – REPORTED (Dollars in millions, except per share data)
	Three Months Ended September 30			Nine Months Ended September 30
	2011	2010	% Chg.	2011	2010	% Chg.
Total Revenue	$6,147.9	$5,654.8	9%	$18,239.9	$16,889.0	8%
Cost of sales	1,338.1	987.6	35%	3,746.2	3,134.0	20%
Research and development	1,280.9	1,219.8	5%	3,665.5	3,446.1	6%
Marketing, selling and administrative	1,917.8	1,694.9	13%	5,746.5	5,064.7	13%
Acquired in-process research and development	—	—	NM	388.0	50.0	NM
Asset impairments, restructuring and other special charges	25.2	59.5	(58)%	233.8	113.0	NM

Operating income	1,585.9	1,693.0	(6)%	4,459.9	5,081.2	(12)%
Net interest income (expense)	(22.9)	(30.9)		(80.5)	(104.4)
Net other income (expense)	(60.5)	9.2		(71.7)	138.8

Other income (expense)	(83.4)	(21.7)	NM	(152.2)	34.4	NM
Income before income taxes	1,502.5	1,671.3	(10)%	4,307.7	5,115.6	(16)%
Income taxes	266.2	368.4	(28)%	818.2	1,215.7	(33)%

Net income	$1,236.3	$1,302.9	(5)%	$3,489.5	$3,899.9	(11)%

Earnings per share – basic and diluted	$1.11	$1.18	(6)%	$3.13	$3.53	(11)%

Dividends paid per share	$.49	$.49	0%	$1.47	$1.47	0%
Weighted-average shares outstanding (thousands) – basic	1,113,820	1,105,173		1,113,324	1,104,265
Weighted-average shares outstanding (thousands) – diluted	1,113,841	1,105,198		1,113,347	1,104,290

Eli Lilly and Company

Operating Results (Unaudited) – Non-GAAP

(Dollars in millions, except per share data)

	Three Months Ended September 30			Nine Months Ended September 30
	2011(a)	2010(b)	% Chg.	2011(a)	2010(b)	% Chg.
Total Revenue	$6,147.9	$5,654.8	9%	$18,239.9	$16,889.0	8%
Cost of sales	1,338.1	987.6	35%	3,746.2	3,134.0	20%
Research and development	1,280.9	1,219.8	5%	3,665.5	3,446.1	6%
Marketing, selling and administrative	1,917.8	1,694.9	13%	5,746.5	5,064.7	13%

Operating income	1,611.1	1,752.5	(8)%	5,081.7	5,244.2	(3)%
Net interest income (expense)	(22.9)	(30.9)		(80.5)	(104.4)
Net other income (expense)	(60.5)	9.2		(71.7)	138.8

Other income (expense)	(83.4)	(21.7)	NM	(152.2)	34.4	NM
Income before income taxes	1,527.7	1,730.8	(12)%	4,929.5	5,278.6	(7)%
Income taxes	273.9	389.4	(30)%	984.9	1,272.7	(23)%

Net income	$1,253.8	$1,341.4	(7)%	$3,944.6	$4,005.9	(2)%

Earnings per share – basic and diluted	$1.13	$1.21	(7)%	$3.54	$3.63	(2)%

Dividends paid per share	$.49	$.49	0%	$1.47	$1.47	0%
Weighted-average shares outstanding (thousands) – basic	1,113,820	1,105,173		1,113,324	1,104,265
Weighted-average shares outstanding (thousands) – diluted	1,113,841	1,105,198		1,113,347	1,104,290

(a)	The third quarter 2011 has been adjusted to eliminate a restructuring charge of $25.2 million (pretax), or $0.02 (after-tax). The year-to-date 2011 financial statements have been adjusted to eliminate total restructuring charges of $233.8 million (pretax), or $0.18 (after-tax). These charges are related to severance costs from previously announced strategic actions that the company is taking to reduce its cost structure and global workforce. In addition, the year-to-date 2011 financial statements have been adjusted to eliminate a charge of $388.0 million (pretax), or $0.23 per share (after-tax), for acquired in-process research and development associated with the collaboration with Boehringer Ingelheim.
(b)

The third quarter 2010 has been adjusted to eliminate a restructuring charge of $59.5 million (pretax), or $0.03 (after-tax). The year-to-date 2010 financial statements have been adjusted to eliminate total restructuring charges of $113.0 million (pretax), or $0.07 (after-tax). These charges are primarily related to severance costs from previously announced strategic actions that the company is taking to reduce its cost structure and global workforce. In addition, the year-to-date 2010 financial statements have been adjusted to eliminate a charge of $50.0 million (pretax), or $0.03 per share (after-tax), for acquired in-process research and development associated with the in-licensing agreement with Acrux Ltd.